Exhibit 10.21

Execution Copy

LOAN AGREEMENT

LOAN AGREEMENT (“Agreement”), dated as of July 1, 2021 by and between Bonne Santé Group, Inc., a Delaware corporation (“BSG”), Bonne Santé Natural Manufacturing, Inc. f/k/a Millenium Natural Manufacturing Corp., a Florida corporation (“BSG Manufacturing”) and Doctors Scientific Organica, LLC, a Florida limited liability company (“DSO” and together with BSG and BSG Manufacturing, “Borrower”), and Diamond Creek Capital, LLC, a Delaware limited liability company (“Lender”).

RECITALS

Borrower has requested that Lender extend credit to Borrower consisting of a term loan (the “Term Loan”) in an aggregate principal amount of up to Three Million Dollars ($3,000,000), on the terms and conditions set forth herein. The proceeds of the term loan will be used to (i) assist in the leveraged acquisition of 100% of the membership interests in DSO, (ii) assist in providing ongoing working capital requirements; and (iii) pay transaction fees and expenses related to this Agreement and the transactions contemplated hereby.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Account” is any “account” as defined in the Uniform Commercial Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the equity interests of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, managers, members, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower or entities, directly or indirectly, owned or controlled by such family members, spouse or lineal descendant. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Lender.

“Agreement” means this Loan Agreement, including all amendments, modifications and supplements and any exhibit or schedule to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

Loan Agreement (BSG)

“Board of Directors” means, with respect to any Person that is an entity, the board of directors, managers or similar governing body of such Person, and “directors” shall mean the persons constituting such governing body.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Borrower’s Account” means an account designated by Borrower to Lender at a commercial bank reasonably satisfactory to Lender.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which Lender is open for business in Las Vegas, Nevada.

“Capital Expenditures” means all expenditures for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one (1) year and which are required to be capitalized under GAAP.

“Change in Control” means the occurrence of one or more of the following events: (a) BSG shall fail to own, beneficially and of record, or otherwise control, directly or indirectly, with power to vote, 100% of the issued and outstanding capital stock and other equity interests of DSO; (b) as of any date a majority of the Board of Directors of Borrower consists (other than vacant seats) of individuals who were not either (i) directors of Borrower as of the Effective Date, (ii) selected or nominated to become directors by the Board of Directors of Borrower of which a majority consisted of individuals described in clause (i), or (iii) voted to become directors by the Board of Directors of Borrower by the owner described in clause (a), or (c) Borrower ceases to directly or indirectly own and control that percentage of the outstanding capital stock, membership interests and other equity interests of any of its subsidiaries that it directly or indirectly owns and controls as of the Effective Date or ceases to have the power to vote, or direct the voting of, any such capital stock, membership interests or equity interests.

“Closing Fee” has the meaning specified therefor in Section 2.06(a) hereof.

“Collateral” means the collateral described in the Security Agreement.

“Commitment” means the Term Loan Commitment.

“Default” means any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” means 5% annually above the Interest Rate.

“EBITDA” means, with respect to any Person on a consolidated basis with its subsidiaries for any period, the net income for such period (as determined in accordance with GAAP), plus (a) without duplication and to the extent reflected as charges in the statement of net income for such period, the sum of (i) income taxes, (ii) Interest Expense, (iii) depreciation and amortization expense, and (iv) such other items to which Lender may agree in its sole and absolute discretion, minus (b) to the extent added in computing net income for such period, extraordinary gains.

Loan Agreement (BSG)

“Effective Date” has the meaning specified therefor in Section 3.01 hereof.

“Event of Default” means any of the events set forth in Section 6.01 hereof.

“Extraordinary Receipts” means any cash received by Borrower or any of its subsidiaries not in the ordinary course of business, including (a) pension plan reversions, (b) proceeds of insurance (but only if an Event of Default exists at such time or results from the event giving rise to the payment of insurance proceeds), (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action or claim, (d) condemnation awards (and payments in lieu thereof), (e) indemnity payments and (f) any purchase price adjustment received in connection with any purchase agreement.

“Financing Statement” has the meaning specified therefor in Section 3.01(e)(vi) hereof.

“Funded Debt” shall mean the aggregate principal amount outstanding under the Loan plus any other Indebtedness of Borrower or their subsidiaries existing on the date hereof or incurred hereafter.

“Governmental Authority” means any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness” means, with respect to any Person, at any time, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e)  all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by such Person (excluding all liens for taxes not yet due and payable), whether or not the obligations secured thereby have been assumed, and (f) all obligations, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or monetary obligation of any other Person in any manner, whether directly or indirectly.

“Interest Expense” means, for any period, interest expense and loan fees of such Person and its subsidiaries, determined on a consolidated basis in accordance with GAAP, and including capitalized and non-capitalized interest and the interest component of capitalized lease obligations.

“Interest Period” means, a period commencing on the first calendar day of each month and ending on the last calendar day of such month.

“Interest Rate” means a rate of 15.00% per annum.

Loan Agreement (BSG)

“Lender” has the meaning specified therefor in the preamble hereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

“Loan” or “Loans” means all loans (including the Term Loan) made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” means this Agreement, the Security Agreement, the Promissory Notes, the Flow of Funds Agreement (attached hereto as Exhibit C) and all other agreements, instruments or other documents executed and delivered by or on behalf of Borrower pursuant to or in connection with this Agreement.

“Material Adverse Effect” means a material adverse effect on any of (a) the assets, properties or financial condition of Borrower, (b) the legality, validity or enforceability of this Agreement or any of the other Loan Documents with respect to Borrower’s obligations hereunder, or (c) the aggregate rights and remedies of Lender under this Agreement or any of the other Loan Documents.

“Maturity Date” means the earlier of (a) July 1, 2022, (b) upon completion of Borrower’s anticipated initial public offering, and (c) such earlier date on which the Loan is due and payable (whether at stated maturity, by acceleration or otherwise) in accordance with the terms of this Agreement.

“Obligations” means (a) the obligation of Borrower to pay, as and when due and payable (by scheduled maturity or otherwise), all amounts from time to time owing by Borrower in respect of any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy or insolvency of Borrower), fees, indemnification payments, expense reimbursements or otherwise and (b) the obligation of Borrower to perform or observe all of Borrower’s other obligations from time to time existing under any Loan Document.

“Person” means an individual, corporation, partnership, limited liability company or partnership, association, joint-stock company, trust, unincorporated organization, joint venture or Governmental Authority or other regulatory body.

“Post-Maturity Rate” means the Default Rate plus 5% annually.

“Promissory Note” has the meaning ascribed to it in Section 2.01(d).

“Security Agreement” means the Security Agreement dated as of the date hereof, made by Borrower in favor of the Lender, substantially in the form of Exhibit A annexed hereto, as amended or otherwise modified from time to time.

Loan Agreement (BSG)

“Term Loan Advance” means any Term Loan funds advanced under this Agreement.

“Term Loan Commitment” means the commitment by the Lender to make the Term Loan to Borrower in the principal amount of $3,000,000.

Section 1.02 Terms Generally; Computation of Time Periods. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. In all cases where there is more than one Borrower, then all words used in this Agreement in the singular shall be deemed to have been used in the plural where the context and construction so require; and where there is more than one Borrower named in this Agreement or when this Agreement is executed by more than one Borrower, the word “Borrower” shall mean all and any one or more of them. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise indicated herein, all references to time of day refer to Pacific standard time or Pacific daylight savings time, in effect in Nevada on such day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”, provided, however, that with respect to a computation of fees or interest payable to the Lender, such period shall in any event consist of at least one full day. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. A Default or Event of Default, if one occurs, shall “exist”, “continue” or be “continuing” until such Default or Event of Default has been waived in writing by Lender. All terms used herein which are defined in Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

Section 1.03 Accounting and Other Terms. Unless otherwise expressly stated herein, all accounting terms used in this Agreement which are not otherwise defined herein shall be construed in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with that used in preparing the financial statements referred to in Section 4.01(h) hereof. All terms used in this Agreement which are defined in Article 9 of the Uniform Commercial Code in effect in the State of Delaware or Florida on the date hereof and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

ARTICLE II

THE LOAN

Section 2.01

(a) Term Loan.

(i) Term Loan. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties set forth herein, and during the term of this Agreement, Lender agrees to make the Term Loan to the Borrower on the Effective Date in the principal amount not to exceed $3,000,000.

Loan Agreement (BSG)

(b) Purpose. The proceeds of the term loan will be used to (i) assist in the leveraged acquisition of 100% of the membership interests in DSO, (ii) assist in providing ongoing working capital requirements; and (iii) pay transaction fees and expenses related to this Agreement and the transactions contemplated hereby.

(c) Promissory Notes. The Loans shall be evidenced by one or more promissory notes substantially in the form attached hereto as Exhibit B (as any such promissory notes may be amended, restated, supplemented, replaced, or otherwise modified, each a “Promissory Note” and together the “Promissory Notes”). Neither the original nor a copy of any Promissory Note shall be required, however, to establish or prove any Obligation. In the event that a Promissory Note is ever lost, mutilated, or destroyed, Borrower shall execute a replacement thereof and deliver such replacement to the Lender upon demand by Lender upon delivery of an appropriate indemnity by Lender. In the event of any inconsistency or conflict between this Agreement and a Promissory Note, the terms, conditions and provisions of this Agreement shall govern and control.

Section 2.02 Interest.

(a) Interest. After receipt of a Loan contemplated by Section 2.01, the outstanding principal of, and all accrued and unpaid interest on, the Loan shall bear interest, equal at all times to the Interest Rate (or the Default Rate or Post-Maturity Rate, as applicable), and be payable in arrears on the first day of each calendar month beginning July 1, 2021 and continuing until the earlier of the Maturity Date or the date such outstanding amount is paid.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) hereof, or in the case of any other Event of Default then beginning 30 days after such Event of Default if it has not been cured, the principal of, and all accrued and unpaid interest on, the Loans, and all outstanding past due fees, indemnities or any other financial Obligations of Borrower under this Agreement and the other Loan Documents, shall (i) bear interest, from the date such Event of Default occurs until the date such Event of Default is cured or waived in writing in accordance herewith, equal at all times to the Default Rate, and (ii) be payable in arrears on the first day of each calendar month after the date such Event of Default occurs until the date such Event of Default is cured or waived in writing in accordance herewith. Such Default Rate interest includes any interest due pursuant to Section 2.02(a).

(c) Post-Maturity Interest. Any principal of, and all accrued and unpaid interest on, the Loans, and all fees, indemnities or any other financial Obligations of Borrower under this Agreement and the other Loan Documents that remains outstanding after the Maturity Date shall (i) bear interest from the Maturity Date until the date such outstanding amount is paid in full, equal at all times to the Post-Maturity Rate, and (ii) be payable in arrears on the first day of each calendar month after the Maturity Date until the date such outstanding amount is paid in full. Such Post-Maturity Rate interest includes any interest due pursuant to Section 2.02(a) and Section 2.02(b).

In no event shall the interest rates applicable under this Agreement and due to Lender exceed the maximum interest rate allowable under applicable law.

Loan Agreement (BSG)

Section 2.03 Repayment. Borrower shall repay to the Lender the unpaid principal of, and all accrued and unpaid interest on, the Loan, as follows: (a) interest shall be payable each calendar month as provided in Section 2.02(a) above, (b) monthly principal installments shall be due and payable on the first day of each calendar month beginning on August 1, 2021 in an amount equal to $50,000.00, (c) twenty percent (20%) of all funds received by Borrower from all paid final invoices by Twinlab (excluding initial deposits) shall be paid to the Lender bi-weekly, which such amounts shall be applied to the outstanding principal, and (d) all remaining unpaid principal and accrued and unpaid interest shall be due and payable on the Maturity Date. Payments made pursuant hereto shall be applied as provided in Section 2.08 or Section 6.02 hereof, as applicable.

Section 2.04 Mandatory Prepayment of Loan.

(a) Asset Dispositions. Immediately upon Borrower’s receipt of net proceeds from any material disposition of any assets of Borrower outside the ordinary course of business, the Borrower shall prepay an aggregate principal amount of the Loans equal to one hundred percent (100%) of all such proceeds.

(b) Equity and Debt Security Issuances. If Borrower sells equity interests or issues equity or debt securities, immediately upon receipt of the net proceeds thereof, Borrower shall prepay an aggregate principal amount of the Loans in an amount equal to (i) one hundred percent (100%) of all such net proceeds from debt securities and (ii) twenty five percent (25%) of all such net proceeds from equity securities.

(c) Extraordinary Receipts. If Borrower or any of its subsidiaries shall receive Extraordinary Receipts, then one hundred percent (100%) of the Extraordinary Receipts received by Borrower or any of its subsidiaries shall, at the option of Lender (which option may be exercised in its sole and absolute discretion), be paid on the date of receipt thereof by Borrower (or its subsidiary) to Lender as a mandatory payment of the Obligations.

(d) EBITDA Deficit. While any principal under this Agreement is outstanding, the aggregate Funded Debt shall not exceed two (2) times the trailing twelve (12) month EBITDA of Borrower, as measured on a monthly basis 30 days after each calendar month (commencing on September 30, 2021), based on the 12 month period ending on the last day of such calendar month. In the event any such measurement reveals an aggregate outstanding Funded Debt in excess of the limit set forth above (“EBITDA Deficit”), the Borrower shall make a prepayment against the outstanding principal amount under this Agreement equal to the EBITDA Deficit, within 30 days of the EBITDA Deficit measurement. For the avoidance of doubt, EBITDA shall be calculated on an annualized run rate basis during the first twelve months after the Effective Date and then covert to a trailing twelve month basis for all periods thereafter.

Section 2.05 Optional Prepayments. Borrower may prepay the Loans in whole or in part upon one (1) Business Day’s irrevocable notice to the Lender, specifying (a) the date of prepayment and (b) the principal amount to be prepaid, provided that any such prepayments shall be in an amount of not less than $25,000. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. All prepayments shall be applied first to the accrued interest on the Loans and to the then outstanding principal of the applicable Loans in the reverse order of maturity.

Loan Agreement (BSG)

Section 2.06 Fees.

(a) Funding Fees. Lender shall receive a non-refundable closing fee (“Closing Fee”) equal to $60,000 which shall be offset by Lender against the Loans (when made to Borrower) such that the actual payment received by Borrower with respect to such Loans shall be net of such $60,000.

(b) Monitoring Fee. Lender shall receive a $1,000 fee (“Monitoring Fee”) payable on the Effective Date and on the first day of each month while any Obligations remain outstanding.

(c) Success Fee. Lender shall receive a success fee (“Success Fee”) equal to $500,000 earned in full at Closing and payable on the earlier of: (i) the Maturity Date, (ii) any prepayment in full of the Loans, or (iii) a Change in Control; provided, however, $250,000 of the Success Fee shall be converted into stock of BSG (of the same type of security and at the same price received by Peah Capital, LLC) if BSG consummates an initial public offering; provided, however that if such stock is subject to lock-up restrictions, Lender may choose to have it paid in cash instead.

(d) Prepayment. Borrower may prepay the Loans at any time without premium or penalty.

Section 2.07 Payments and Computations. Borrower will make each payment under the Loan Documents not later than 2:00 P.M. (prevailing Pacific Time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Lender at the Lender’s address referred to in Section 7.01 hereof. All payments shall be made by Borrower without defense, set-off or counterclaim to the Lender. Borrower hereby authorize the Lender to, and the Lender may, charge from time to time against Borrower’s Account any amount due under any Loan Document to which Borrower is a party. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of interest under this Agreement and any other Loan Document and all fees shall be made by the Lender on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

Section 2.08 Application and Allocation of Payment. So long as no Default or Event of Default has occurred and is continuing, payments made to the Lender, including prepayments allowed hereunder, shall be applied, first, to fees and reimbursable expenses of Lender then due and payable pursuant to any of the Loan Documents, second, to accrued interest on the Term Loan, third, to reduce the outstanding principal balance of the Loans; provided, however, that payments matching specific scheduled payments then due shall be applied to those scheduled payments. Payments made when a Default or Event of Default has occurred and is continuing shall be applied in accordance with Section 6.02.

Section 2.09 Loan Account. Lender shall maintain a loan account (the “Loan Account”) on its books to record: all credit extensions, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Lender’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Lender’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Lender by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’ duty to pay the Obligations. Notwithstanding any provision herein contained to the contrary, Lender may elect (which election may be revoked) to dispense with the issuance of the Promissory Notes to Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it. Lender shall provide Borrower with a copy of the Loan Account upon written request.

Loan Agreement (BSG)

ARTICLE III

CONDITIONS OF LENDING

Section 3.01 Conditions Precedent to Effectiveness. This Agreement and the Lender’s obligation to make a Loan in the amount of the Commitment to Borrower hereunder shall become effective as of the Business Day when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Lender or are waived by Lender in writing (the “Effective Date”):

(a) Payment of Fees, Etc. Borrower shall have paid or caused to be paid the Closing Fee pursuant to Section 2.06 hereof and all other reasonable fees, costs, expenses and taxes payable on the Effective Date by Borrower pursuant to Section 7.04 hereof.

(b) Representations and Warranties; No Default. The following statements shall be true and correct: (i) the representations and warranties of Borrower contained in Section 4.01 hereof and in each other Loan Document and certificate or other writing delivered to the Lender on or before the Effective Date are true and correct on and as of the Effective Date; (ii) on the Effective Date, no Default or Event of Default has occurred and is continuing under this Agreement and (iii) on the Effective Date, no breach by Borrower or default or event of default has occurred and is continuing under any agreement relating to any other Indebtedness permitted by Section 5.02(b) hereof.

(c) Consents and Approvals. Lender shall have received satisfactory evidence that Borrower have obtained all required consents and approvals of all Persons including without limitation all requisite Governmental Authorities, Borrower’s Board of Directors, the shareholders, members, managers and any necessary third parties, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

(d) Legality. The obligations of the Lender under this Agreement shall not contravene any law, rule or regulation applicable to the Lender.

(e) Delivery of Documents. Lender shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Lender:

(i) the Security Agreement duly executed by Borrower;

(ii) the Promissory Note duly executed by Borrower;

Loan Agreement (BSG)

(iii) certificates and instruments, if any, evidencing securities that constitute the Collateral, duly endorsed for transfer;

(iv) the financing statement on Form UCC-1 by Borrower to be filed in such office or offices as may be necessary or, in the opinion of the Lender, desirable to perfect the security interests purported to be created by the Security Agreement (the “Financing Statement”);

(v) the financial statements of Borrower as of and for the 12 months ended December 31, 2020 and the interim three-month financial statements though March 31, 2021;

(vi) a certificate signed by the secretary or assistant secretary, or manager of Borrower, in form and substance satisfactory to Lender, including a certificate of incumbency with respect to each officer signing any Loan Documents, together with appropriate attachments which shall include the following: (A) a copy of the Articles of Incorporation or Articles of Organization certified by the Secretary of State of the State of formation, (B) a true, complete and correct copy of the By-Laws or Operating Agreement of such Person, (C) a true, complete and correct copy of the resolutions of the Board of Directors of such Person authorizing the execution, delivery and performance by such Person of the Loan Documents and authorizing the borrowings hereunder, and (D) certificates of good standing from the jurisdiction where such person is organized and from each jurisdiction in which such Person does business;

(vii) a certificate executed by the Chief Executive Officer of Borrower certifying that each of the conditions set forth in this Section 3.01 has been satisfied;

(viii) such other agreements, instruments, approvals and other documents as the Lender may reasonably request, including without limitation any agreements, instruments, documents or filings necessary to perfect the security interests purported to be created by the Security Agreement.

(f) Proceedings; Receipt of Documents. All proceedings in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory to the Lender, and the Lender shall have received all such information and such counterpart originals or certified or other copies of such documents as the Lender may reasonably request.

(g) Material Adverse Effect. Lender shall have determined that no Material Adverse Effect shall have occurred relating to Borrower since December 31, 2020.

(h) Due Diligence. Lender shall have completed its business and legal due diligence with respect to Borrower and the Collateral, and the results thereof shall be acceptable to Lender.

(i) Equity Financing. Borrower shall have closed on an equity financing in the minimum aggregate amount of at least $6,000,000.

Loan Agreement (BSG)

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of Borrower. Borrower represents and warrants, subject to the matters noted on the Schedules attached to this Agreement, as follows:

(a) Organization and Powers. Borrower is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Borrower has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted, to enter into each of the Loan Documents to which it is a party and to incur the Obligations, grant liens and security interests in the Collateral and carry out the transactions contemplated hereby and thereby.

(b) No Violation. The execution, delivery and performance by Borrower of each Loan Document to which Borrower is a party (i) does not and will not violate, contravene or conflict with any law or any contractual provision binding on or otherwise affecting Borrower, or any of the properties of Borrower and (ii) does not and will not result in or require the creation of any Lien upon or with respect to any of the properties of Borrower, other than the security interests created by the Loan Documents.

(c) Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body, and no consent of any other Person, is required for the due execution, delivery and performance by Borrower of any Loan Document to which Borrower is or will be a party.

(d) Authorization; Enforceability. All corporate action on the part of Borrower and its directors, managers, shareholders and members necessary for the authorization, execution, delivery and performance of the Loan Documents and the performance of Borrower’s obligations hereunder has been taken or will be taken prior to the Effective Date. Each Loan Document to which a Borrower is a party constitutes, and each Loan Document to which a Borrower will be a party, when delivered hereunder, will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e) Capitalization. As of the Effective Date: (i) all issued and outstanding capital stock, membership interests or other equity interests of Borrower is duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens, and such interests were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities, and (ii) there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Borrower of any capital stock, membership interests or other equity interests of any such entity. The outstanding capital stock and membership interests of Borrower are owned beneficially and of record by the persons and in amounts set forth on Schedule 4.01(e).

Loan Agreement (BSG)

(f) Property and Assets. Borrower has good and marketable title to all of its material properties and assets, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, security interest, lease, charge or encumbrance, other than (i) as set forth on Schedule 4.01(f), and (ii) liens resulting from taxes which have not yet become delinquent and liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of Borrower, and which have not arisen otherwise than in the ordinary course of business.

(g) Litigation. There is no pending or, to the knowledge of Borrower, threatened action, suit or proceeding affecting Borrower before any court or other Governmental Authority or any arbitrator, which (i) is reasonably likely to have a Material Adverse Effect, (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of any transaction contemplated hereby or (iii) affects any registration, authorization, license, permit or other approval of Borrower that is necessary for Borrower to conduct its business as presently conducted.

(h) Financial Condition. Borrower has provided the reviewed financial statements of Borrower as of and for the year ended December 31, 2020 (the “Financial Statements”). The Financial Statements are accurate and complete in all material respects, and are consistent with the books and records of Borrower. The Financial Statements fairly present the financial condition and operating results of Borrower as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, Borrower has no known liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Financial Statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, which, individually or in the aggregate, are not material to the financial condition or operating results of Borrower.

(i) Compliance with Law, Etc. Borrower is not in violation or default of any provisions of its Articles of Incorporation, Bylaws or other organizational document, as amended to date, or any contract or agreement, or any applicable laws, regulations, judgments, decrees or orders of the United States of America and all states, foreign countries or other governmental bodies and agencies having jurisdiction over Borrower’s business or properties, other than violations of laws, regulations, judgments, decrees or orders that could not reasonably be expected to have a Material Adverse Effect. Borrower has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a Material Adverse Effect on Borrower, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted.

(j) Taxes, Etc. All Federal, state and local tax returns and other reports required by applicable law to be filed by Borrower have been filed, and all taxes and assessments imposed upon Borrower or any property of Borrower and which have become due and payable on or prior to the date hereof have been paid, except to the extent such taxes and assessments are subject to a payment agreement with the respective taxing authority (provided no lien exists on the Collateral with respect thereto), or contested in good faith by proper proceedings which stay the imposition of any penalty or fine or stay the foreclosure of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof.

Loan Agreement (BSG)

(k) Subsidiaries. As of the date hereof, Borrower does not presently own or control, directly or indirectly, any equity interest in any other corporation, limited liability company, partnership, trust, joint venture, association or other entity, except as indicated on Schedule 4.01(e).

(l) Insurance. Borrower maintains insurance with respect to its properties and business of the kinds and in the amounts not less than are customarily obtained by corporations of established reputation engaged in the same or similar business and similarly situated, including, without limitation, insurance against loss, damage, fire, theft and public liability.

(m) Intellectual Property. Borrower owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information and other proprietary rights (collectively “Intellectual Property Rights”) necessary for its business as now conducted, without any known infringement of the rights of others. Borrower is not bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property Rights of Borrower or any other person or entity, other than licenses or agreements relating to Borrower’s use rights regarding “off the shelf” or standard products. Borrower has not received written notice that it is infringing upon, violating or otherwise acting adversely to, or that by conducting its business as proposed it would infringe upon, violate or otherwise act adversely to, the right or claimed right of any person or entity under or with respect to any Intellectual Property Rights or licenses of third parties. Borrower is not aware of any violation by a third party of any of Borrower’s Intellectual Property Rights. Borrower is not obligated or under any liability to make payments by way of royalties, fees or otherwise to any owner, licensor of, other claimant to, or party to any option, license or agreement of any kind with respect to, any Intellectual Property Rights except for commercially available software which Borrower licenses on standard terms.

(n) Employees. Borrower is not a party to or bound by any currently effective written employment contract with any of its employees, other than those that are terminable at will. To Borrower’s knowledge, no employee of Borrower is in violation of any term of any employment contract, non-disclosure agreement or any other contract or agreement relating to the right of any such employee to be employed by Borrower because of the nature of the business conducted or to be conducted by Borrower or for any other reason, and the continued employment by Borrower of its present employees will not result in any such violations. Except as set forth on Schedule 4.01(n), Borrower has no deferred compensation, pension, profit sharing, bonus, insurance, severance or any other similar employee benefit plan or obligation covering any of its officers or employees other than as set forth in the Financial Statements.

(o) Agreements and Other Documents. Borrower has provided, or upon request by Lender shall provide, to Lender accurate and complete copies (or summaries) of all of the following agreements or documents: (i) vendor agreements and purchase agreements not terminable by Borrower within sixty (60) days following written notice issued by Borrower and involving transactions in excess of $20,000 per annum; (ii) agreements with Affiliates of Borrower; (iii) leases of equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $20,000 per annum; (iv) licenses and permits held by Borrower; (v) instruments and documents evidencing any Indebtedness of Borrower and any Lien granted by Borrower with respect thereto; (vi) agreements containing noncompetition agreements or exclusivity arrangements or that otherwise restrict Borrower’s ability to do business; (vii) agreements involving payments to or by Borrower in excess of $50,000; and (vii) instruments and agreements evidencing the issuance of any equity securities, ownership interests, warrants, rights or options to purchase equity securities or ownership interests of Borrower.

Loan Agreement (BSG)

(p) Business Relationships.  To Borrower’s knowledge, there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower, or with any material supplier; and there exists no present condition or state of facts or circumstances which would materially and adversely affect Borrower or prevent Borrower from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

(q) Deposit and Disbursement Accounts. Schedule 4.01(q) lists all banks and other financial institutions at which Borrower maintains deposit or other accounts as of the Effective Date, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

(r) Related Party Transactions. No employee, officer, director or manager of Borrower or member of his or her immediate family is indebted to Borrower, nor is Borrower indebted (or committed to make loans or extend or guarantee credit) to any of them, other than as set forth on Schedule 4.01(r). Except as set forth on Schedule 4.01(r), to the knowledge of Borrower, none of such persons has any direct or indirect ownership interest in any business or corporation with which Borrower is affiliated or with which Borrower has a business relationship, or any business or corporation that competes with Borrower, except that employees, officers, directors or managers of Borrower and members of their immediate families may own stock in publicly traded companies that may compete with Borrower. No member of the immediate family of any officer, director or manager of Borrower is directly or indirectly interested in any material contract with Borrower, except as set forth in this Section 4.01(r) above.

(s) Books and Records. The minute books of Borrower contain complete and accurate records of all meetings and other corporate actions of its shareholders and Board of Directors and committees thereof.

(t) Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

(u) Benefit Plans and ERISA.

(i) Schedule 4.01(u) sets forth a complete and accurate list of all pension, profit-sharing, retirement, deferred compensation, bonus, incentive compensation, equity-based compensation, severance, retention, welfare, health, dental, vision, life insurance, disability, tuition, vacation, and other employee benefit and fringe benefit plans and programs (including, but not limited to, all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), which are currently in effect for Borrower, which are intended to provide benefits to current or former employees, directors, officers or independent contractors of Borrower and/or their beneficiaries, or for which Borrower has any liability, whether actual or contingent. Each of these arrangements will be referred to herein as a “Benefit Plan.”

(ii) Borrower has delivered to Lender a true and complete copy of each Benefit Plan.

Loan Agreement (BSG)

(iii)  Each Benefit Plan has at all times been operated in accordance with its terms, and complies currently, and has complied in the past, both in form and operation, and whether as a matter of substantive law or in order to maintain any intended tax qualification, with all Laws, including ERISA and the Code.

(v) Business Locations. Set forth on Schedule 4.01(v) is a list of all real property located in the United States that is owned or leased by Borrower as of the Closing Date. Set forth on Schedule 4.01(v) is the tax payer identification number and organizational identification number of Borrower as of the Closing Date. The exact legal name and state of organization of Borrower is as set forth on the signature pages hereto. Except as set forth on Schedule 4.01(v), Borrower has not during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

(w) Full Disclosure. No Loan Document or schedule or exhibit thereto, and no certificate, report, statement or other document or information furnished to Lender by Borrower in connection herewith or with the consummation of the transactions contemplated hereby, contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained herein or therein not misleading in any material respect in light of the circumstances under which they were made. There is no fact known to Borrower that materially adversely affects the financial condition of Borrower or the value of the Collateral, or that otherwise is reasonably likely to have a Material Adverse Effect, that has not been disclosed to Lender in writing prior to the Effective Date.

ARTICLE V

COVENANTS OF BORROWER

Section 5.01 Affirmative Covenants. So long as any principal of or interest on any Loan or any other Obligations (whether or not due) shall remain unpaid or Lender shall have any Commitment hereunder, Borrower will, unless Lender shall otherwise consent in writing:

(a) Reporting Requirements. Furnish to Lender:

(i) no later than 30 days after the end of each month, unaudited financial statements of Borrower for the prior month, in form and substance reasonably acceptable to Lender, fairly presenting the financial condition of Borrower as of such date, complete with both monthly and year to date financial results, and an affirmative written statement by an officer of Borrower stating that no Defaults have occurred; provided, however that at the end of each month Borrower shall provide Lender with a covenant compliance certificate that includes its calculations of EBITDA;

Loan Agreement (BSG)

(ii) no later than 120 days after the end of each fiscal year, financial statements of Borrower for the prior fiscal year, in form and substance reasonably acceptable to the Lender, fairly presenting the financial condition of Borrower as of such date ;

(iii) promptly after the commencement thereof but in any event not later than 15 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, Borrower, notice of each action, suit or proceeding at law, in equity, in arbitration or before any other Governmental Authority or other regulatory body or arbitrator involving Borrower or the Collateral;

(iv) promptly but in any event not more than 15 Business Days after the occurrence thereof, notice of the occurrence of either any Default or Event of Default under this Agreement, which notice shall contain a brief description of the nature of such Default or Event of Default and any action with respect thereto taken or contemplated to be taken by Borrower;

(v) promptly upon request, such other information concerning the financial condition of Borrower or information concerning any of the Collateral, in each case, as the Lender from time to time may reasonably request; and

(vi) no later than 30 days after the end of each month after receipt by Borrower, copies of all reports and statement received by Borrower from any of its banks or other financial institutions (in lieu of such requirement, Borrower may grant Lender on-line “view only” access to all of their accounts on terms acceptable to Lender).

(b) Compliance with Laws, Etc. Comply in all respects with (i) all applicable laws, rules, regulations and orders, such compliance to include, without limitation, (A) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon Borrower or upon Borrower’s income or profits or upon Borrower’s properties, (B) paying all lawful claims which if unpaid might become a Lien or charge upon Borrower’s properties, except in each case to the extent contested in good faith by proper proceedings which stay the imposition of any penalty or fine or stay the foreclosure of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof, and (C) obtaining and maintaining in effect Borrower’s registrations, authorizations, licenses, permits and authorities necessary to carry out Borrower’s business as currently conducted, and (ii) the obligations, covenants and conditions contained in all material contractual obligations of Borrower or any of its subsidiaries, other than, with respect to the foregoing clauses (i)(A), (i)(B) and (ii), those laws, rules, regulations, orders and contractual provisions the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c) Further Assurances. Do, execute, acknowledge and deliver, at the sole cost and expense of Borrower, all such further acts and assurances as the Lender may reasonably require from time to time consistent with this Agreement, in order to better assure, convey, grant, assign, transfer and confirm unto the Lender the rights now or hereafter intended to be granted to the Lender under this Agreement, any Loan Document or any other instrument under which Borrower may be or may hereafter become bound to effect the intention or facilitate the performance of the terms of this Agreement.

Loan Agreement (BSG)

(d) Federal Regulations. If requested by Lender at any time and from time to time, furnish to Lender any information necessary for Lender to file a Federal Reserve Form U-1.

(e) Collateral. Take or cause to be taken all steps necessary or reasonably requested by Lender to grant to Lender a perfected, security interest in the Collateral and to enable Lender to realize upon and transfer or otherwise dispose of the Collateral, in compliance with all applicable laws, including without limitation the delivery of duly endorsed stock certificates, the filing of UCC-1 financings statements and, after the occurrence of an Event of Default, the execution of account control agreements or similar agreements (in form satisfactory to Lender) with respect to any bank or brokerage accounts maintained by Borrower and its subsidiaries pursuant to which such bank or broker acknowledges the security interest of Lender in such accounts, agrees to comply with instructions originated by Lender directing disposition of the funds in the accounts without further consent from Borrower or its subsidiary, and agrees to subordinate and limit any security interest the bank or broker may have in any such account on terms satisfactory to Lender.

(f) Maintenance of Properties; Insurance. Maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) all properties used in the business of Borrower and its subsidiaries and, to the extent deemed prudent business conduct (to be determined by Borrower in its good faith discretion) will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties and the business and properties of its subsidiaries against loss or damage of the kinds customarily carried or maintained by companies of established reputation engaged in similar businesses and in amounts reasonably acceptable to Lender and will deliver evidence thereof to Lender. Borrower shall cause Lender, pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to Lender, to be named as lender’s loss payee in the case of casualty insurance, additional insured in the case of all liability insurance and assignee in the case of all business interruption insurance (if any), in each case for the benefit of Lender. In the event Borrower fails to provide Lender with evidence of the insurance coverage required by this Agreement, Lender may, after no less than thirty (30) days prior written notice to Borrower, purchase insurance at Borrower’s expense to protect Lender’s interests in the Collateral. This insurance may, but need not, protect Borrower’s interests. The coverage purchased by Lender may not pay any claim made by Borrower or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that Borrower has obtained insurance as required by this Agreement. If Lender purchases insurance for the Collateral, Borrower will be responsible for the costs of that insurance, including interest and other charges imposed by Lender in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance Borrower is able to obtain on its own.

Loan Agreement (BSG)

(g) Inspection; Lender Meeting. Upon reasonable notice (but in no event less than forty eight (48) hours prior notice), permit any authorized representatives of Lender to visit, audit, appraise and inspect the Collateral and Borrower’s financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested; provided that while any Event of Default is occurring no notice to Borrower shall be required. Any such visits, audits, collateral audits, appraisals and inspections shall be at Borrower’s sole cost and expense; provided, however, that if no Event of Default has occurred and is continuing, then Borrower shall not be obligated to pay for (i) more than 2 days of onsite audit or inspection by Lender in any twelve month period and (ii) more than 1 audit or inspection by a third party in any 12 month period. The cost of audits or inspection by Lender shall not exceed $1,500 per day.

(h) Organizational Existence. At all times preserve and keep in full force and effect its organizational existence and all rights and franchises material to its business.

(i) Board Meeting and Materials. Provide Lender copies of all final (as opposed to drafts) of notices, minutes, consents and other materials Borrower provides to its directors in connection with meetings of the Board of Directors (or committees thereof) at the same time and in the same manner as it gives to its directors.

(j) Formation of Subsidiaries. At the time of the formation of any direct or indirect subsidiary of Borrower after the date hereof or the acquisition of any direct or indirect subsidiary of Borrower after the date hereof, Borrower shall (a) cause such new subsidiary to execute a counterpart signature page to this Agreement, the Security Agreement and the other Loan Documents (as applicable), pursuant to which such new subsidiary shall become a Borrower under this Agreement, the Security Agreement and the other Loan Documents so executed, together with appropriate Uniform Commercial Code financing statements and other security documents, all in form and substance reasonably satisfactory to Lender, (b) provide to Lender a pledge agreement and appropriate certificates and powers or Uniform Commercial Code financing statements, pledging all direct or beneficial ownership interest in such new subsidiary (regardless of whether owned by Borrower or a subsidiary of Borrower or a holder of a minority equity interest), in form and substance reasonably satisfactory to Lender.

SECTION 5.02. Negative Covenants. So long as any principal of or interest on any Loan or any other Obligations (whether or not due) shall remain unpaid or the Lender shall have any Commitment hereunder, Borrower will not, without the prior written consent of the Lender:

(a) Liens, Pledges, Etc. Create or suffer to exist any Lien or pledge (other than Liens and pledges in favor of the Lender), or other type of preferential arrangement upon or with respect to any of the Collateral.

(b) Indebtedness. Create, incur or suffer to exist any Indebtedness or permit any subsidiary to do so, other than:

(i) Indebtedness owing to the Lender;

(ii) Indebtedness permitted by paragraph (c) of this Section 5.02;

Loan Agreement (BSG)

(iii) provided no Event of Default has occurred and is continuing, Indebtedness used solely for the acquisition of equipment as permitted by Section 5.02(m) below, in an aggregate principal amount not to exceed $100,000 outstanding at any time in any twelve month period, without the Lender’s prior written consent. The thresholds provided herein shall be inclusive of, and not in addition to, the thresholds for Capital Expenditures permitted pursuant to Section 5.02(m) hereof.

(c) Guaranties, Etc. Assume, guarantee, indorse or otherwise become directly or contingently liable for Indebtedness of any other Person, other than:

(i) guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business; and

(ii) guaranties in favor of the Lender.

(d) Changes to Agreements. Agree or consent to any amendment, modification, supplement or waiver of any provision of any material contract to which Borrower or any of its subsidiaries is a party, if such amendment, modification, supplement or waiver could reasonably be expected to have a Material Adverse Effect. Enter into any agreement that in any way restricts or imposes conditions or fees on the sale, assignment, pledge or other disposition of the Collateral.

(e) Fundamental Changes. Directly or indirectly: (i) amend, modify or waive any term or provision of its organizational documents, including its articles of incorporation, articles of organization, by-laws or operating agreement, in any material manner or in any manner which negatively affects Lender; (ii) enter into any transaction involving a merger or consolidation with another Person; (iii) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (iv) acquire by purchase or otherwise acquire all or any substantial part of the business or assets of any other Person, (v) consummate, or enter into an agreement to consummate, a Change in Control; or (vi) sell, convey, license, lease or dispose of a material portion of Borrower’s assets or business.

(f) Investments. (i) Acquire or own, or make any investment in or loan to, any Person, or permit any of its subsidiaries so to do, or (ii) maintain or invest any of its property with a Person other than Lender or permit any subsidiary to do so unless such Person has entered into a control agreement with Lender, in form and substance satisfactory to Lender, or (iii) suffer or permit any subsidiary to be a party to, or be bound by, an agreement that restricts such subsidiary from paying dividends or otherwise distributing property to Borrower.

(g) Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, membership interests or other equity interest.

(h) Change in Name, Location; Executive Office; Executive Management; Business. Change its name or state of organization or relocate its chief executive office without 30 days prior written notification to Lender; replace its chief executive officer or chief financial officer without 30 days prior written notification to Lender; engage in any business, or permit any of its subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower.

Loan Agreement (BSG)

(i) Bank Accounts. Establish any new bank or brokerage accounts without prior written notice to Lender.

(j) Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms. For the avoidance of doubt, no Borrower shall enter into any contract (or arrangement if no contract) with any other Borrower that has the effect of causing any Borrower to suffer lower margins (other than lower margins that may result from the ordinary course of business), with respect to the services/products in question, than: (i) such first party earned prior to such arrangement; or (ii) such first party would have earned had it performed the service/made the products internally.

(k) Confidentiality. Disclose, or permit its Affiliates to disclose, the terms and conditions of the Loan Documents, unless (and only to the extent that) Borrower or such Affiliate is required to do so under law and then, in any event, Borrower or such Affiliate will consult with Lender, as applicable, before making such disclosure. Borrower consents to the publication by Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements; provided that such information shall contain no specific references to Borrower or its Affiliates.

(l) Indebtedness. Prepay any Indebtedness (other than to Lender) or amend the material terms of any of its Indebtedness.

(m) Capital Expenditures. Incur or contract to incur Capital Expenditures, other than for the purchase of equipment in an aggregate amount not to exceed $250,000 during any twelve month period; which expenditures may be paid in cash or financed through a capital lease, loan or similar arrangement; provided, however, that the thresholds provided herein shall be inclusive of, and not in addition to, the thresholds of Indebtedness permitted pursuant to Section 5.02(b)(iii) hereof; and provided further that no such Capital Expenditures shall be incurred or contracted for at any time an Event of Default exists.

(n) Funded Debt/EBITDA Ratio. Borrower shall not permit the aggregate Funded Debt during the trailing twelve (12) month period to exceed two (2) times the trailing twelve (12) month EBITDA of Borrower, as measured on a monthly basis on and after September 30, 2021. For the avoidance of doubt, EBITDA shall be calculated on an annualized run rate basis during the first twelve months after the Effective Date and then covert to a trailing twelve month basis for all periods thereafter.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default. Any one or more of the following events shall constitute an Event of Default under this Agreement:

(a) Borrower shall fail to pay (i) any principal of any Loan when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or (ii) any interest on any Loan, any fee or any other amount payable hereunder or any other Indebtedness of Borrower to the Lender when due. Notwithstanding the foregoing requirements, the Borrower will be permitted to pay up to three (3) days late on no more than three occasions within a twelve month period without such tardiness constituting an Event of Default.

Loan Agreement (BSG)

(b) any representation or warranty made by Borrower in any Loan Document or in any report, certificate or other document delivered to the Lender pursuant to any Loan Document shall have been incorrect in any material adverse respect when made; or

(c) Borrower shall materially fail to perform or observe any term, covenant or agreement contained in any Loan Document to be performed or observed by Borrower (other than as set forth in subsections (a), and (b) of this Section 6.01), and such failure, if capable of being remedied, shall remain unremedied for 15 Business Days after written notice thereof shall have been given to Borrower by the Lender; or

(d) Borrower shall fail to pay any Indebtedness (excluding Indebtedness evidenced by this Agreement), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other material default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e) Borrower shall be generally not paying its debts as they become due, or shall admit in writing its inability to pay such debts generally as they become due, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower, seeking to adjudicate Borrower bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of Borrower or the debts of Borrower under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Borrower or for any substantial part of the property of Borrower, and, in the case of any such proceeding instituted against Borrower, the petition commencing such proceeding is not dismissed within 120 calendar days of the date of the filing thereof; or Borrower shall take any action to authorize or effect any of the actions set forth above in this subsection (f); or

(f) the Security Agreement and the Financing Statement, or any other security document in connection with the transaction contemplated herein after delivery, shall for any reason, fail or cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby; or

(g) the occurrence of any uninsured loss, theft, damage, or destruction of or to any material portion of the Collateral of a value in excess of $50,000; or

Loan Agreement (BSG)

(h) any Governmental Authority shall revoke, not renew or suspend (for more than 10 Business Days) any license, permit or authorization of Borrower that is necessary for Borrower to conduct its business as presently conducted; or any such Governmental Authority shall have appointed a conservator, supervisor or trustee to oversee any of the operations of Borrower, any guarantor of the Loan or any of their respective subsidiaries; or

(i) Any of Alfonso J. Cervantes, Jr. (Executive Chairman), Ryan F. Zackon (CEO) or Darren C. Minton (President) shall cease to be employed or engaged by Borrower on a full time basis and such Borrower shall have failed to employ or engage a replacement approved by Lender within sixty (60) days, unless otherwise consented to by Lender, which such consent shall not be unreasonably withheld; or

(j) the occurrence of a default or event of default under any agreement relating to Indebtedness permitted by Section 5.02(b) hereof; or

(k) the occurrence of an event or the existence of a circumstance that is more likely than not to result in a Material Adverse Effect; or

(l) the occurrence of a Change in Control; or

(m) one or more judgments or orders for the payment of money exceeding any applicable insurance coverage by more than $50,000 in the aggregate, shall be rendered against Borrower, and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n) any shareholder of Borrower shall transfer or create or suffer to exist any Lien or pledge upon or with respect to any of the shares of stock of Borrower.

In any such event, the Lender may, by notice to Borrower, (i) declare the Commitment to be terminated, whereupon the Commitment shall forthwith terminate, (ii) declare all Obligations to be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, (iii) require additional information relating to Borrower, as it sees fit in its reasonable discretion, and (iv) exercise any and all of its other rights under applicable law, hereunder and under the other Loan Documents; provided, however, that in the event of an entry of an order for relief with respect to Borrower under the United States Bankruptcy Code or the occurrence of any event described in paragraph (f) of this Section 6.01, the Commitment shall automatically be terminated and all Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower.

Section 6.02 Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of a Default or Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Lender from or on behalf of Borrower, and Lender shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of a Default or Event of Default against the Obligations in such manner as Lender may deem advisable, consistent with the terms hereof, notwithstanding any previous application by Lender and (b) in the absence of a specific determination by Lender with respect thereto, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first to the payment of fees and expenses payable hereunder; second, to accrued interest on the Loans (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to reduce the outstanding principal balance of the Loans until the Loans have been paid in full in cash; and fourth, to any other obligations of Borrower owing to Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

Loan Agreement (BSG)

ARTICLE VII

MISCELLANEOUS

Section 7.01 Notices, Etc. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied, emailed or delivered (including via courier) to Borrower and the Lender at the addresses set forth below, or at such other addresses as shall be designated by Borrower or the Lender in a written notice to the other party complying as to delivery with the terms of this Section 7.01.

Borrower

Bonne Sante Group, Inc.

10575 NW 37th Terrace

Doral, FL 33178

Attention: Mr. Alfonso J. Cervantes, Chairman

Telephone:

e-mail:

Lender

Diamond Creek Capital, LLC

11378 Villa Bellagio Drive

Las Vegas, NV 89141

Attn: Thomas P. Harrison

Telephone: Fax:

e-mail:

All such notices and other communications shall be effective (a) if mailed, three (3) days after the mailing date, (b) if telecopied or emailed, upon receipt or (c) if delivered, upon delivery.

Section 7.02 Amendments, Etc. No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by Borrower and the Lender, and no waiver of any provision of this Agreement, nor consent to any departure by Borrower therefrom, shall be effective unless it is in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.03 No Waiver; Remedies, Etc. No failure on the part of a party to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of a party provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights and remedies of a party under any Loan Document against another party thereto are not conditional or contingent on any attempt by such party to exercise any of its rights and remedies under any other Loan Document against such other party or against any other Person.

Section 7.04 Fees, Costs, Expenses and Taxes. Borrower shall pay or cause to be paid on demand (a) all reasonable fees, costs and expenses in connection with (i) the negotiation, execution and delivery of this Agreement and any other Loan Document and (ii) the amendment, waiver and administration of this Agreement and any other Loan Document and the other documents to be delivered pursuant to the Loan Documents, and (b) all reasonable costs and expenses, if any (including, without limitation, reasonable counsel fees, expenses and other client charges), in connection with the enforcement of (or any “work-out” or restructure with respect to) the Loan Documents and the other documents to be delivered pursuant to the Loan Documents. In addition, Borrower will pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and the other documents to be delivered pursuant to the Loan Documents, and will save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. For the avoidance of doubt, such taxes shall not include taxes on Lender’s income hereunder.

Loan Agreement (BSG)

Section 7.05 Indemnification. Borrower hereby agrees to indemnify, defend and hold the Lender and its officers, directors, managers, employees, agents, and attorneys (collectively, the “Indemnitees”) harmless from and against any and all claims, charges, actions, suits, proceedings, lawsuits, obligations, liabilities, fines, penalties, costs and expenses (including, without limitation, reasonable attorney’s fees, expenses and other client charges) which the Indemnitee shall incur or which shall be claimed against an Indemnitee by any Person in any way relating to or arising out of (a) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (b) the use of the proceeds of the Loans including any and all reasonable expenses set forth in Section 7.04 hereof which arise as a result of any claims, charges, actions, suits, proceedings or lawsuits described in this Section 7.05. Borrower shall not have any obligation to any Indemnitee under this Section 7.05 with respect to any claims, charges, suits, proceedings, lawsuits, obligations, liabilities, fines, penalties, costs and expenses that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnitee. The obligations and provisions of this paragraph shall continue and remain in full force and effect after the Obligations of Borrower under this Agreement and the other Loan Documents have been paid and discharged in full and this Agreement and such other Loan Documents are otherwise terminated.

Section 7.06 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default the Lender may, and is hereby authorized to, at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of Borrower against any and all obligations of Borrower now or hereafter existing under any Loan Document, irrespective of whether or not the Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Lender agrees promptly to notify Borrower after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section 7.06 are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

Section 7.07 Severability. Any provision of this Agreement, or of any other Loan Document to which Borrower is a party, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.08 . Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower and the Lender and their respective successors and assigns, except that Borrower may not assign the rights of Borrower hereunder or any interest herein without the prior written consent of the Lender and any such assignment without the Lender’s prior written consent shall be null and void. Lender may assign, transfer, pledge, grant a security interest in or enter into one or more participations with respect to all or a portion of its rights and obligations under this Agreement and the other Loan Documents without the consent of Borrower or any other Person.

Section 7.09 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement.

Loan Agreement (BSG)

Section 7.10 Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 7.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEVADA WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

Section 7.12 Consent to Jurisdiction, Etc. SUBJECT TO THE OTHER PROVISIONS SET FORTH HEREIN, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEVADA IN CLARK COUNTY, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF THE PROPERTY OF BORROWER, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL OR VIA NATIONALLY RECOGNIZED COURIER, POSTAGE PREPAID, TO THE OTHER PARTY AT ITS ADDRESS FOR NOTICES CONTAINED IN SECTION 7.01 HERETO. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 7.13 Survival of Agreement. All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender and shall survive the making by the Lender of the Loan, regardless of any investigation made by the Lender or on its behalf, and shall continue in full force and effect so long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or the Commitment has not been terminated. The provisions of Section 7.05 hereof shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of the Loan, the expiration of the Commitment, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Lender.

Section 7.14 No Third Party Beneficiaries. No Person, other than the parties (and, in the case of the Lender, its successors and assigns hereunder) to this Agreement, has been given or shall be deemed to have been given any rights as a third party beneficiary hereunder or under any of the other Loan Documents or other instruments and documents executed in connection herewith and therewith.

Loan Agreement (BSG)

Section 7.15 Protection of Assets. Lender, in the Lender’s discretion, and from time to time, may discharge any tax or Lien on any of the Collateral or, upon and during the continuance of a Default or Event of Default, take any other action which the Lender may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral. Lender shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Lender has had an opportunity to be heard), from which finding no further appeal is available, that the Lender had acted in bad faith or in a grossly negligent manner. Borrower shall pay to the Lender, on demand, all amounts paid or incurred by the Lender pursuant to this Section.

Section 7.16 No Fiduciary Relationship; Limited Liability. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to Borrower by Lender. Borrower agrees that Lender shall have no liability to Borrower or any of its Affiliates or subsidiaries (whether direct or indirect, sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction. Lender shall not have any liability with respect to, and Borrower, for itself and its subsidiaries and Affiliates, hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages suffered by Borrower or any of its Affiliates or subsidiaries in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

Section 7.17 Integration. This Agreement and the other Loan Documents represent the entire agreement of Borrower and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter thereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 7.18 Acknowledgments. Each Borrower hereby acknowledges that:

(a) Borrower has been advised by legal counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents; and

(b) no joint venture exists between the Lender and Borrower.

Section 7.19 Waiver of Trial by Jury. EACH BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Section 7.20 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Clark County, Nevada, in accordance with the rules, then obtaining of the American Arbitration Association as such rules may be modified herein. An award rendered in connection with any arbitration pursuant to this Section 7.20 may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be bound by the Commercial Arbitration Rules of the American Arbitration Association relating to all arbitration procedures and discovery. During the continuance of any arbitration proceedings, the parties shall continue to perform their respective obligations under the Agreement.

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Loan Agreement (BSG)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER:		LENDER:

Bonne Santé Group, Inc.,		Diamond Creek Capital, LLC,
a Delaware corporation		a Delaware limited liability company

By:	/s/ Alfonso J. Cervantes	By:	/s/ Thomas Harrison
Name:	Alfonso J. Cervantes		Thomas Harrison
Its:	Executive Chairman		Managing Director

Bonne Santé Natural Manufacturing, Inc.,
a Florida corporation

By:	/s/ Alfonso J. Cervantes
Name:	Alfonso J. Cervantes
Its:	Executive Chairman

Doctors Scientific Organica, LLC,
a Florida limited liability company

By:	/s/ Alfonso J. Cervantes
Name:	Alfonso J. Cervantes
Its:	Executive Chairman

[Signature Page to Loan Agreement]